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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Yost                       Dennis
--------------------------------------------------------------------------------
   (Last)                     (First)             (Middle)

   3819 Osuna NE
--------------------------------------------------------------------------------
                              (Street)

   Albuquerque                    NM                 87109
--------------------------------------------------------------------------------
   (City)                       (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   LightPath Technologies, Inc. -- LPTHA
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year

   July 2001
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

   Chief Operating Officer
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

=================================================================================================
                                                                Amount
                                                                of
                                              Securities        Secur-                   Nature
                                              Acquired (A)      ities        Owner-      of
                                              or Disposed       Bene-        ship        Indirect
                                              of (D) (Instr.    ficially     Form:       Bene-
                             Transaction      3, 4 and 5)       Owned at     Direct      ficial
                             Code           ----------------    End (D)      or          Owner-
Title of      Transaction    (Instr. 8)            (A)          of Month     Indirect    ship
Security      Date           -----------    Amount or  Price    (Instr.      (I)         (Instr.
(Instr. 3)    (mm/dd/yy)     Code     V            (D)          3 and 4)     (Instr.4)    4)
-------------------------------------------------------------------------------------------------
Common Stock  07/13/01                V     11,895 A            11,895       D
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

=================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

==================================================================================================================================
                                                Number                                                Number      Owner-
                                                of                                                    of          ship
                                                Deriv-                        Title and               Deriv-      of
                    Conver-                     ative                         Amount of               ative       Deriv-
                    sion                        Secur-                        Underlying              Secur-      ative    Nature
                    of                          ities                         Securities              ities       Secur-   of
                    Exer-                       Acquired    Date              (Instr. 3      Price    Bene-       ity:     In-
                    cise             Trans-     (A) or      Exercisable and   and 4)         of       ficially    Direct   direct
                    Price   Trans-   action     Disposed    Expiration Date   -------------  Deriv-   Owned       (D) or   Bene-
                    of      action   Code       of(D)       (Month/Day/Year)         Amount  ative    at End      In-      ficial
Title of            Deriv-  Date     (Instr.    (Instr.3,   ----------------         or      Secur-   of          direct   Owner-
Derivative          ative   (Month/  8)         4 and 5)    Date     Expira-         Number  ity      Month       (I)      ship
Security            Secur-  Day/     ------     --------    Exer-    tion            of      (Instr.  (Instr.     (Instr   (Instr.
(Instr. 3)          ity     Year)    Code V     (A)   (D)   cisable  Date     Title  Shares  5)       4)          4)       4)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

Explanation of Responses:

/s/ Dennis Yost                                  8/8/01
-------------------------------               ------------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.